WHEELER WASOFF, P.C
                          CERTIFIED PUBLIC ACCOUNTANTS



                                February 14, 2006



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

          Re: Woize international Ltd.
              (formerly Bravo Resources Ltd.)
              File Ref. No. 333-106144

Ladies and Gentlemen:

     We were previously the principal accountant for Woize International Ltd. (formally Bravo Resources Ltd) and, under the date of July 6, 2005, we reported on the financial statements of Bravo Resources Ltd. as of and for the year ended March 31, 2005. Our appointment as principal accountant was terminated. We have read the statements included under Item 4.01 of Woize International Ltd (formerly Bravo Resources Ltd.) Form 8-K dated February 13, 2006 and we agree with the information contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                              Sincerely,

                                         /s/  Wheeler Wasoff, P.C